EXHIBIT 10.61
Agreed form

Amendment to the "Non-Compete Agreement Mr Coucke"

This amendment agreement (the Addendum 2) is made on 30 December 2016 between:

(1)
Perrigo Ireland 2 DAC, a private company limited by shares incorporated under the laws of Ireland with registered office at Treasury Building, Lower Grand Canal Street, Dublin 2, Ireland, registered with the Companies Registration Office under number 541882 (Perrigo Ireland 2) and,

(2)	Mr. Marc Coucke, residing at Lembergsesteenweg 19, 9820 Merelbeke (Mr Marc Coucke),

hereafter together referred to as the Parties, and individually, a Party.

WHEREAS:

(A)
On 6 November 2014, Perrigo Company Plc and Alychlo NV, amongst others, entered into an agreement for the sale and purchase of 685,348,257 shares of Omega Pharma Invest NV (the Omega Pharma SPA), which has been amended from time to time;

(B)	On 17 March 2015, Perrigo Company Plc assigned its rights and obligations under the Omega Pharma SPA to Perrigo Ireland 2;

(C)	On 30 March 2015, in the framework of the closing of the Omega Pharma SPA, Parties entered into a “Non-Compete Agreement Mr Marc Coucke” (the Original Agreement);

(D)
On 27 April 2016, in the framework of the Mutual Agreement entered into between Omega Pharma NV, Perrigo Company Plc, Perrigo Ireland 2, Mylecke Management, Art & Invest NV, Alychlo NV and Mr. Marc Coucke on the same date, the Parties entered into an agreement to amend the Original Agreement (the Addendum 1);

(E)
Pursuant to Clause 3.1 of the Asset Purchase Agreement dated 2 December 2016 between Etixx NV and Alychlo NV in respect of the Transferred Assets and the Assumed Liabilities (as defined therein) (the APA), the Parties wish to modify the scope and term of the non-compete arrangements of the Original Agreement, as amended by the Addendum 1, as set out below.

IT IS HEREBY AGREED AS FOLLOWS

1.    Definitions
Capitalised terms used in this Addendum 2 and not otherwise defined shall have the meaning set forth in the Original Agreement (as amended by Addendum 1).

Agreed form

2.    Amendment
The Parties acknowledge and agree that Mr Marc Coucke's non-compete obligations set out in Clause 2 of the Original Agreement (as amended by Addendum 1) shall not apply to the Transaction contemplated in the APA, and that such non-compete obligations shall not prevent Mr Marc Coucke or any of its affiliated persons in any way, whether alone or jointly with another party, and whether directly or indirectly, from carrying on the Business defined in the APA , as well as developing any line extensions and new developments under the Business so long as the products are marketed under the Etixx brand as drinks, bars, gels and supplements marketed in each case for sports nutrition or sports supplement purposes only, as of the Closing of the Transaction contemplated in the APA.

3.    Applicable law and jurisdiction
3.1    This Addendum 2 and all non-contractual obligations arising out of it or in connection with it shall be governed by and shall be construed in accordance with the laws of Belgium.
3.2    Any dispute arising out or in connection with this Addendum 2 shall be exclusively and definitively settled in accordance with the rules of CEPANI. The arbitral tribunal shall be composed of three arbitrators. Mr Marc Coucke and Perrigo Ireland 2 shall each nominate in the request for arbitration and the answer, respectively, one arbitrator. The place of arbitration shall be Brussels and the language of the proceedings shall be English. This clause does not exclude the right of the Parties to ask for interim relief before the president of the Dutch-speaking commercial court of Brussels or any other court having jurisdiction.

Agreed form

Executed in two (2) original copies on the date set out above, each party acknowledging having received one copy.

For Perrigo Ireland 2 DAC,	Mr Marc Coucke,
/s/ Lou Cherico Name: Lou Cherico Function: Director	/s/ Mr. Marc Coucke

3